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                                 EXHIBIT 11


BLYTH INDUSTRIES, INC.
COMPUTATIONS OF EARNINGS PER COMMON SHARE
(IN THOUSANDS EXCEPT PER SHARE DATA)

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I. Three months ended April 30:

                                                                                     1997                1996
                                                                                    ---------------------------
   Average number of shares outstanding during the period                           31,421              30,710
   Common equivalent shares:
    Shares issuable under outstanding options which are dilutive                       643                 526
    Shares which could have been purchased based upon the
        market value for the period                                                    364                 212
                                                                                    ---------------------------
                                                                                       279                 314
   Weighted average number of common
    and common equivalent shares outstanding                                        31,700              31,024

   Net earnings                                                                    $10,855              $7,248

   Earnings per common and common equivalent share                                   $0.34               $0.23
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